EXHIBIT 19

POLICY TITLE:    Federal Home Loan Bank Of Chicago
Policy Statement On Use Of Material
Nonpublic Information (Insider Trading Policy)

POLICY LEVEL:    Board of Directors
APPROVED BY:    Board of Directors
APPROVAL DATE:     January 23, 2026

I.    INTRODUCTION

While performing their duties, directors, officers, employees, and interns of the Federal Home Loan Bank of Chicago (“Bank”) may come into possession of material nonpublic information about the Bank, another Federal Home Loan Bank (“FHLBank”), the FHLBank System, the Bank’s member institutions, or another company. The misuse of material nonpublic information (i.e., any use of that information for other than the Bank’s necessary purposes) may violate federal, state and certain international securities laws.

This Policy Statement on the Use of Material Nonpublic Information (Insider Trading Policy) (the “Policy Statement”) seeks to promote compliance with applicable securities laws and to avoid even the appearance of improper conduct relating to insider trading, tipping, and the misappropriation of material nonpublic information.

II.    APPLICABILITY

This Policy Statement applies to all directors, officers, employees, and interns (“Covered Persons” or individually a “Covered Person”).

The Policy Statement applies with respect to all material nonpublic information about the Bank, another FHLBank, or FHLBank System and to material nonpublic information relating to any member institution, counterparty, vendor or other company, if such information was acquired by a Covered Person through his or her relationship with the Bank.

III.    DEFINITIONS/EXPLANATIONS

A.What is "Material" Information?

Information is generally regarded as “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it would have significantly altered the ‘total mix’ of information made available. Material information can be negative or positive, and includes information that if publicly disclosed, is reasonably likely to affect the market value of a security. Examples of potentially “material” information include:

(i)    Increases or decreases in dividends;

(ii)    Revisions to the capital plan, revisions to stock redemption or repurchase policies or practices, or revisions to the minimum investment requirement under the capital plan;

(iii)    Revisions to dividend guidance, or revisions to dividends and retained earnings policies;

(iv)    Declarations of dividends or issuance of dividend guidance;

(v)    Changes in previously disclosed financial information;

(vi)    Financial forecasts, especially estimates of earnings, and earnings information;

(vii)    Mergers, acquisitions, joint ventures, or takeovers;

(viii)    Proposed issuances of new securities or proposed modifications of rights of outstanding securities;

(ix)    Significant changes in operations, including changes relating to new regulatory requirements;

(x)    Significant new products to be introduced;

(xi)    Extraordinary borrowings;

(xii)    Major litigation, including government investigations;

(xiii)    Financial liquidity problems;

(xiv)    Significant changes in management;

(xv)    The purchase or sale of substantial assets;

(xvi)    Changes in auditors;

(xvii)    A determination that any previously issued financial statements should no longer be relied upon because of an error in such financial statements;

(xviii)    Entering into or terminating a “material definitive agreement” (within the meaning of Item 1.01 or Item 1.02 of Securities and Exchange Commission (“SEC”) Form 8-K);

(xix)    Major developments regarding members, such as the loss of a member doing significant business with the Bank;

(xx)    Bankruptcy or receivership; and

(xxi)    Cybersecurity incident resulting in a shutdown or major disruption in Bank systems or improper disclosure of significant confidential information.

The above list is only illustrative; many other types of information may be considered “material” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

B.    What is "Nonpublic" Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public it may be made through one or more of the following methods, provided it is broadly disseminated or made widely available to the general public:

(i)    publication in a widely available newspaper, magazine, newswire service, or website;

(ii)    broadcast on widely-available radio or television programs; or

(iii)    by public disclosure in documents filed with the SEC that are available on the SEC’s website.

The circulation of rumors, even if accurate and reported in the media, does not necessarily make information “public”.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. For purposes of this Policy Statement, information is presumed to be nonpublic unless and until two business days have elapsed since the public announcement of such information or such information has been included in periodic or current report filings with the Securities and Exchange Commission. When in doubt, the information involved should be presumed to be both material and not to have been disclosed to the public.

IV.    BANK RESTRICTIONS ON USE OF MATERIAL NONPUBLIC INFORMATION

A.    General Restrictions on Trading and Unauthorized Disclosure

When in the possession of material nonpublic information about an issuer of securities (including the Bank, another FHLBank, the FHLBank System or any member institution, counterparty, vendor or other company), which information came to a Covered Person through his or her relationship with the Bank, such

Covered Person is not permitted to:

(i)    engage in any transaction in the securities of such issuer (including, if the information relates to a member institution, the securities of any parent holding company of such member institution);

(ii)    except as required by law, disclose such information to anyone except Bank directors, personnel and representatives (such as accountants, attorneys and agents) having a need to know the information for legitimate Bank-related reasons; or

(iii)    assist anyone engaged in the above activities.

B.    Trading in Securities of Members

The prohibitions on insider trading (discussed in Section IV.A above) apply equally to material nonpublic information concerning member institutions obtained by a Covered Persons through their relationship with the Bank. The Bank may from time to time be in possession of material nonpublic information related to its member institutions. Officers and employees of the Bank are prohibited from trading in the securities of a member institution or its affiliate, except as permitted by the Bank’s Code of Ethics and subject to this Policy Statement. Directors of the Bank are prohibited from trading in the securities of a member institution (including the securities of any parent holding company of such member institution) while in possession of material nonpublic information concerning such member institution obtained by the director through his or her relationship with the Bank.

C.     Trading in Securities of Vendors, Counterparties and Other Companies

The prohibitions on insider trading (discussed in Section IV.A above) apply equally to material nonpublic information concerning vendors, counterparties and other companies. Covered Persons are prohibited from trading in the securities of another company while in possession of material nonpublic information concerning such other company obtained by the Covered Person through his or her relationship with the Bank.

D.     "Tipping" of Information to Others

A Covered Person who improperly reveals material nonpublic information to another person can be held liable for the trading activities of his or her “tippee” and any other person with whom the tippee shares the information. The tippee may also be held liable for trading activities. The penalties may apply whether or not an insider benefits financially from such trades and whether or not an insider knew or intended that another person would trade in the relevant security on the basis of information revealed.

A Covered Person is not permitted to disclose material nonpublic information concerning an issuer of securities, which information was obtained through such Covered Person’s relationship with the Bank, to another person who may subsequently use that information for his or her profit. To reduce the chances of inadvertent tipping of material nonpublic information, except as required by law, no material nonpublic information is to be disclosed to anyone except Bank directors, personnel and representatives (such as accountants, attorneys and agents) who have a valid business reason for receiving such information (i.e., who have a “need to know” the information in order to serve the business purposes of the Bank). Such information should be regarded as particularly sensitive, confidential information.

E.     Inadvertent "Tipping"

Covered Persons should take care that material nonpublic information is secure. For example, files containing such information should be sealed and access to computer files containing such information should be restricted. In addition, Covered Persons should not discuss such information in public places where it can be overheard, such as elevators, restaurants, taxis and airplanes.

No Covered Person is permitted to give trading advice of any kind about the securities of an issuer to anyone while possessing material nonpublic information about such issuer, which information came to such Covered Person through his or her relationship with the Bank, except to advise others not to trade if doing so might violate the law or this Policy Statement. The Bank strongly discourages all Covered Persons from giving trading advice concerning the securities of the Bank or the consolidated obligations of the FHLBank System to third parties even when such Covered Person does not possess material nonpublic information about the Bank or the FHLBank System.

F.     Transactions By Family Members and Entities Covered Persons Control

To the extent set forth in this paragraph, the restrictions in this Policy Statement apply to a Covered Person’s family members and others living in his or her household. Except as required by law, Covered Persons are not permitted to disclose to anyone outside of the Bank, including his or her family or household members, material nonpublic information about an issuer of securities which information came to such Covered Person through his or her relationship with the Bank.

Notwithstanding the foregoing, if a Covered Person’s family or household member comes into possession of material nonpublic information about an issuer of securities, which information came to such individual through the Covered Person’s relationship with the Bank, such family or household member is not permitted to (1) engage in any transaction in the securities of such issuer (including, if the information relates to a member institution, the securities of any parent holding company of such member institution), or (2) except as required by law, disclose such information to anyone. Covered Persons are expected to be responsible for the compliance of their family members and others in their household with this restriction.

Additionally, the restrictions in this Policy Statement apply to entities that a Covered Person controls, such as a partnership or trust, because transactions by these entities may be treated as transactions by the Covered Person under applicable securities laws.

G.     Transactions By a Director's Institution

To the extent set forth in this paragraph, the restrictions in this Policy Statement apply to the member institution(s) or other entities where a director of the Bank serves as a director, officer or employee. Bank directors are not permitted to use in connection with their activities at their institution(s) or entities, or to disclose to any individuals at their institution(s) or entities, material nonpublic information about an issuer of securities, which information came to such director through his or her relationship with the Bank. If a director’s institution or entity comes into possession of material nonpublic information about an issuer of securities, which information came to such institution or entity through the director’s relationship with the Bank, such institution or entity is not permitted to (1) engage in any transaction in the securities of such issuer (including, if the information relates to a member institution, the securities of any parent holding company of such member institution), or (2) except as required by law, disclose such information to anyone.

H.     Twenty-twenty Hindsight

If securities transactions become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, a Covered Person should carefully consider how regulators and others might view the transaction in hindsight.

V.    NOTIFICATION REQUIREMENT

At the discretion of Bank management and depending on the level of materiality of any material nonpublic information to be shared with the Board of Directors, notification requirements may be implemented from time to time prior to any redemption or repurchase of excess capital stock of the Bank owned by a member of which a director is an officer or director in order to avoid even the appearance of an improper transaction. The Bank will notify the directors and their member institutions regarding the implementation of any such notification requirements and any related temporary restrictions on transactions involving Bank securities.

VI.    EUROPEAN UNION MARKET ABUSE REGULATION (“EU MAR”)

The FHLBank System currently has global bonds listed on the Luxembourg Stock Exchange, and is therefore subject to the requirements of EU MAR. To minimize the likelihood that a Covered Person might inadvertently violate the provisions of EU MAR, all Covered Persons are hereby prohibited from trading, directly or indirectly, in FHLBank System global bonds listed on the Luxembourg Stock Exchange except in very limited circumstances (the “Trade Prohibition”). Any person who has any questions about the Trade Prohibition may obtain additional guidance from the Bank’s General Counsel.

VII.    PENALTIES AND CONSEQUENCES

A.Civil and Criminal Sanctions

The purchase or sale of a security while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in such securities, may subject an individual to prosecution and/or liability under federal and state banking and/or securities laws and other legal and regulatory provisions.

For individuals who trade while aware of material, nonpublic information (or disclose material, nonpublic information to others who trade), penalties may include:

•A bar on serving as a director or officer of a public company;

•Disgorgement of any profit gained or loss avoided;

•A civil penalty (in addition to disgorgement) of up to three times the profit gained or loss avoided;

•A criminal fine (no matter how small the profit) of up to $5 million; and

•A jail term of up to 20 years.

For the Bank (as well as possibly any supervisory person), if it fails to take appropriate steps to prevent insider trading, penalties may include:

•A civil penalty of up to the greater of $1 million or three times the profit gained or loss avoided as a result of violation; and

•A criminal penalty of up to $25 million.

B.    Sanctions Imposed by the Bank

Violations of this Policy Statement are subject to disciplinary action by the Bank. If required by law or otherwise appropriate, such violations will be reported to the Federal Housing Finance Agency or other appropriate authorities.

VIII.    CERTIFICATION

Each Covered Person will be required to certify that he or she understands and will comply with this Policy Statement. Also, each Covered Person who is an officer, employee, or director will be required to certify annually that he or she has complied with this Policy Statement during the preceding year.

IX.    BANK ASSISTANCE

This Policy Statement only briefly summarizes the key provisions of some of the laws affecting the Covered Person and does not purport to be a complete summary of all laws, including state laws and foreign laws, relating to the use of material nonpublic information. Any person who has any questions about specific transactions or general questions about this Policy Statement may obtain additional guidance from the Bank’s General Counsel.

X.    RELATED BANK POLICIES

Disclosure Policy Under Securities and Exchange Commission Regulation FD
Code of Ethics
Disclosure Controls and Procedures

Conflicts of Interest Policy for Bank Directors
Social Media Acceptable Use Policy and Guidelines.

XI.    APPROVAL ROLES AND RESPONSIBILITIES

The Bank’s Disclosure Committee will oversee this Policy Statement. The Disclosure Committee will review the Policy Statement, and will approve and recommend it for approval by the Audit Committee, and then the Board of Directors at least once every three years, or earlier as required by business needs.

Administrative or non-substantive updates to this Policy Statement do not require Disclosure Committee or Board of Directors approval, and may be approved by the Disclosure Committee Chairperson in accordance with Bank policies.

APPROVED THIS 23rd DAY OF
JANUARY, 2026 BY THE BOARD OF
DIRECTORS OF THE FEDERAL
HOME LOAN BANK OF CHICAGO

/s/ Laura M. Turnquest
Its Corporate Secretary